Exhibit 99.1

Company Profile
KCS Energy (NYSE: KCS) is a fast growing independent oil and gas company that acquires, explores, exploits and produces oil and natural gas, in prolific hydrocarbon basins within the onshore United States. Our core operating areas are north Louisiana, Oklahoma and Texas. We also have producing properties in Michigan, California, Wyoming and in the Gulf of Mexico.
KCS has been growing “organically” by drilling new wells in its core areas. Over the last four years, we have drilled a total of 454 wells with a 92% success rate, increasing net production by 77%, oil and gas reserves by 131% and operating income by 581%. Our growth strategy has remained consistent: to reinvest 100% of our cash flow in organic growth opportunities, to apply our engineering and geologic expertise to add reserves, production and increase net asset value on existing properties and to be disciplined in the acquisitions market when we can add quality drilling locations in our core areas. We are committed to building shareholder value by developing the full potential of our assets.
On the cover: a button tooth drill bit often used to drill wells in north Louisiana, courtesy of ReedHycalog.

Operating and Financial Highlights

					3 Year
GROWTH	2002	2003	2004	2005	CAGR

Production
Natural Gas, Bcf	29.7	28.2	33.9	44.1
Crude Oil & NGL, MMBbl	1.3	1.1	1.0	1.0
Natural Gas, Bcfe	35.0	34.7	40.0	50.3	13%
Production Payment, Bcfe	-11.2	-6.8	-5.2	-3.9
Net Production, Bcfe	23.8	27.9	34.8	46.4	25%

Financial $ Millions, except per share amounts
Total Revenue and Other	$118.8	$164.8	$218.4	$364.7	45%
Operating Income	$29.5	$70.2	$105.4	$200.7	90%
Income to Common Stockholders	$(11.1)	$67.7	$100.4	$105.9
Per Diluted Common Share	$(0.31)	$1.61	$2.03	$2.11
Operating Cash Flow	$20.8	$71.0	$134.1	$239.1	126%

					3 Year
YEAR-OVER-YEAR REVIEW	2002	2003	2004	2005	CAGR

Reserves

Oil, Natural Gas & NGLs, Bcfe	196	268	328	452	32%
Percent Natural Gas	79%	85%	88%	88%
Percent Developed	81%	74%	76%	74%
SEC-PV10, $ Millions	$344	$630	$814	$1,672	69%

Commodity Prices
NYMEX Natural Gas, $/Mcf	$3.25	$5.39	$6.14	$8.62
NYMEX Crude Oil, $/Bbl	$26.08	$31.04	$41.40	$56.57
KCS Realized, Natural Gas Equivalent, $/Mcfe	$3.21	$4.60	$5.47	$7.23	31%

Statistics
Capital Expenditures, $ Millions	48	89	166	380	99%
Reserve Additions & Revisions, Bcfe	13	104	95	176	138%
Year End Reserves, Bcfe	196	268	328	452	32%
Net Production, Bcfe	24	28	35	46	25%

Per Unit Analysis, $/Mcfe
Cash Revenue	2.10	4.10	5.02	6.95	49%
Lease Operating Expense	0.61	0.71	0.72	0.70	5%
Production Taxes	0.21	0.29	0.36	0.42	26%
General and Administrative, less Stock Compensation	0.22	0.23	0.23	0.22	0%
Interest	0.53	0.60	0.35	0.37	-11%
Cash Margin	0.53	2.27	3.36	5.24	115%
DD&A	1.32	1.38	1.43	1.85	12%
Income Before Income Taxes	0.26	1.42	2.16	3.43	136%

2005 Annual Report 1

To Our Shareholders:
2005 was another truly outstanding year for KCS, with record setting results in many areas. We continued our strategy put in place several years ago of utilizing 100% of our cash flow for organic growth, or drilling new wells, with about 80% of the drilling budget allocated to low risk, exploitation type wells in a few core areas and about 15-20% allocated to higher potential exploration wells.
     We began the year with a capital expenditure budget of $190 million and plans to drill about 150 wells. Our continued success in growing production, coupled with strong commodity prices, enabled us to increase that budget, as we had in prior years, several times during the year to an ultimate $260 million, drilling 193 wells, with a 93% success rate. As a result, our net production increased 33% to 46.4 Bcfe and our proved oil and gas reserves increased 38% to 452 Bcfe. Utilizing December 31 prices held constant, the PV-10 value of our reserves was $1.7 billion, compared to $0.8 billion at the end of 2004.
     We set records in 2005 in wells drilled, production, earnings and cash flow, to name just a few areas. Following a focus on debt reduction and the strengthening of our balance sheet at the beginning of the decade, for the third straight year we drilled an increasing number of wells and enhanced reserves and production significantly. The growth in these areas is a testimony to the success of our strategy of investing essentially 100% of our increasing cash flow into the drilling of new wells in a few core areas, while opportunistically acquiring additional acreage and properties in those areas, which have added to our inventory of potential reserves to be developed in the future.
     We also completed a number of property acquisitions during the year. The largest of these, made in April 2005, was the acquisition of leases and wells primarily in the Elm Grove and Caspiana fields in north Louisiana. That acquisition added not only to our reserves and production, but more importantly, it added hundreds of additional potential drilling locations in this core operating area. We had drilled 20 wells on this new acreage and increased our production from these properties from about 6 Mmcfe per day at the time of the acquisition, to over 17 Mmcfe per day by year end. We also identified a significant number of additional potential drilling locations to be exploited in the future.
     The combination of our continued high rate of success in our drilling program, the quality acquisitions completed and the strong commodity prices we enjoyed during 2005 led to outstanding financial results. Our revenues increased 67% to $365 million, operating income increased 90% to over $200 million and our cash flow increased 78% to nearly $240 million. I encourage you to read the Management’s Discussion and Analysis
“We intend to continue to
devote 100% of our growing
cash flow to drilling more wells,
focusing on low risk development
and exploitation wells in the
same areas, and committing
15-20% to higher potential
exploration wells.”
2 KCS Energy, Inc.

KCS drilled a record 193 wells in 2005 with a 93% success ratio.

2005 Annual Report 3

on page 30 of the form 10-K report included as part of this annual report for more information on our financial results.
     Commodity prices have certainly benefited KCS, however what is most noteworthy is the important increases in reserves and production, and our ability to maintain lease operating and administrative costs per Mcfe of production at essentially flat levels in a period of rising prices for all goods and services. In addition, less of our production in 2005 was dedicated to satisfy delivery requirements under the Production Payment we sold in 2001. Overall, our cash margin per Mcfe increased from $3.36 in 2004 to $5.24 in 2005. Obviously the combination of higher production and higher cash margins generates significant cash to not only replace what we produce, but also to grow our reserve base significantly. The final deliveries required under the 2001 Production Payment were made in January 2006, which means that we now will be collecting cash for all of our production. As a result, our margins should be even better in 2006.
     2005 was truly a year of substantial growth in valuation. Our stock price increased 64% during the year. Since the early days of 2000, KCS stock has risen over 3,100%. That’s all well and good, but the real question is what are we going to do to further increase the value for our stockholders? The answer is — more of the same. We intend to continue to devote 100% of our growing cash flow to drilling more wells, focusing on low risk development and exploitation wells in the same areas, and committing 15-20% to higher potential exploration wells. While our principle focus continues to be organic growth, we will continue to pursue acquisitions in our core areas of operation that add not only current reserves and production, but also add incremental future development potential.
Summary and Outlook
     Today, KCS is in the best position it has ever been in, with strong cash flow, a strong balance sheet and significant financial flexibility to capitalize on new opportunities, and a multi-year inventory of low risk drilling locations in its core properties to fuel future growth. We have initially budgeted $315 million for capital expenditures, excluding acquisitions, (66% more than 2005’s initial budget and 21% more than the ultimate $260 million drilling budget), which contemplates drilling about 215 wells. That should certainly bode well for continued double-digit growth in reserves and production. In fact, we are once again targeting more than 20% growth in our net production for 2006.
     I want to thank our employees for their continued hard work and dedication to delivering outstanding results, our shareholders for your continued support and our Board of Directors for their guidance and support.
2005 Annual Report 5

Operations Review
The focus of operations at KCS is to grow production and reserves through the drill bit. Over the last several years, as cash flow has grown, we have drilled an increasing number of wells to build the value of the company. The success of this strategy was demonstrated in 2005 when KCS drilled a record 193 wells with an overall success rate of 93%. In the last four years we have drilled over 450 wells with an average success rate of 92% as we have remained true to this strategy.
     The drilling program has had a significant impact on production. Net production increased by 18% in 2003, 25% in 2004 and 33% in 2005 to 147 Mmcfe per day at year end 2005. Each year, the increased cash flow from this drilling success has been used to fund even larger capital programs the following year.
     A key element to this strategy is maintaining an adequate inventory of drilling locations. During the past year we made significant increases in this inventory through both acquisitions and leasing new acreage in our core areas of operation.
     In 2005 we spent $121 million to complete several oil and gas property acquisitions that added 58 Bcfe of estimated proved reserves. However, we believe the real value in these acquisitions is in the future drilling potential associated with the acquired properties. In 2005, we drilled 20 new wells on our north Louisiana acquisition and anticipate drilling another 30 to 40 locations in 2006.
     We sold three non-core properties in 2005 for a total of $11 million as part of our continuous process of upgrading our portfolio of oil and gas properties.
     We exited the year with an inventory of over 1,500 future potential drilling locations with varying working or royalty interests, predominately in the Elm Grove, Caspiana, Terryville, Sawyer Canyon, Talihina and Joaquin fields.
     “Over the last four years we have drilled over 450 wells with an average success ratio of 92%.”
6 KCS Energy, Inc.

Seven new wells were drilled in the Terryville Field in 2005 and 31 are planned for 2006.

Our corporate strategy of growing through the drill bit continues in 2006.

     The drilling program and recent acquisitions have also had a dramatic impact on reserves; in 2005 we added 176 Bcfe of new reserves, or 380% of 2005 net production. Our reserves on December 31, 2005 were 452 Bcfe, up 38% from 328 Bcfe at year end 2004. Total reserves have more then doubled in the last three years.
     Our corporate strategy of growing through the drill bit continues in 2006. We’ve set an initial capital budget of $315 million to drill an estimated 215 wells. We will continue to concentrate our drilling programs in the same core areas that have been successful in the past, predominately north Louisiana and south Texas where we have expertise and a critical mass of operations to realize compelling economics. In these areas we specialize in drilling and producing thick, tight gas reservoirs which require massive hydraulic fracturing to stimulate the gas filled formations.
The following key areas will command the major use of our capital in 2006:
Mid-Continent Region
In the Mid-Continent region, we pursue opportunities primarily in the Anadarko and Arkoma basins located in Oklahoma, north Louisiana and east Texas. We view this region as providing a solid base for steadily growing our production levels and plan to continue to drill in areas within the various basins that require additional exploitation wells. These wells are generally step-out and extension wells with moderate reserve potential.
Elm Grove/Caspiana fields, north Louisiana
The Elm Grove/Caspiana field complex is our most valuable asset representing 41% of our net oil and gas reserves at the end of 2005. Production is from the Cotton Valley and Hosston formations at average depths of 9,000 feet to 11,500 feet.
     In 2002 we began an intense drilling program. We drilled six gross wells that year, 19 in 2003, 41 in 2004 and 69 in 2005. The drilling program has increased gross operated production, which started at approximately 6 MMcfe per day, by 15 times to over 80 MMcfe per day in February of 2006. In April 2005 we added to our position in Elm Grove and the adjacent Caspiana Field through an acquisition which has increased our acreage from approximately 13 sections to 63 sections.
     In 2006 we have budgeted $98 million, or 30% of our total capital budget for a 75 well drilling program using four rigs.
Terryville Field, north Louisiana
Our geologists identified similar reservoir characteristics
Non-Other: 8% Operated: 14% Gulf Coast: 20% Other Mid-Continent: 31% Operated: 86% Elm Grove/ Caspiana: 41%
2005 Annual Report 9

in the Terryville Field as we see in the Elm Grove Field. After acquiring a base level of acreage, we drilled two wells to the Cotton Valley formation in 2003 and 2004 to test the geological concept. In 2005 we accelerated our efforts, drilling seven successful wells. Based on solid economic returns, we budgeted $59 million to drill 31 wells in this field in 2006 and have acquired substantial additional acreage to continue development into the future as successful expansion of the field progresses.
Other Mid-Continent Fields
KCS continues to pursue “program drilling” opportunities in the Sawyer Canyon Field in Sutton County, Texas; the Joaquin Field in Shelby County, Texas and the Talihina Field in Latimer County, Oklahoma. In 2005 we drilled 13, 10 and 6 wells respectively in these fields. In 2006 we will also continue drilling in the Haley Field in Loving County, Texas.
Gulf Coast Region
The Gulf Coast region is primarily comprised of producing properties in south Texas and minor non-operated offshore and Mississippi properties. We conduct development programs and pursue moderate-risk, higher potential exploration programs in this region. KCS created a Gulf Coast team approximately six years ago to focus on the south Texas Frio, Wilcox and Vicksburg trends and the Mississippi Salt Basin. Since its formation, the team has generated or participated in 20 field discoveries and acquired interests in an additional seven fields.
     In 2005 KCS participated in discoveries at the O’Connor Ranch, Austin Deep, Betsy and La Grulla fields. We were also active in drilling in the west Mission Valley area (Marshall, East Marshall and West Mission Valley fields), the Coquat Field and the La Reforma Field.
     In 2006 we anticipate drilling another 40 wells in south Texas and Mississippi, most of which are targeting reserves that are not included in our year-end reserve report. Our drilling budget anticipates a continuation of multi-well programs in the Austin Deep, O’Connor Ranch, Coquat and La Reforma fields. In 2006 we will also pursue active drilling programs in Mississippi and the recently acquired Madisonville/Day Dome and Magnet Withers fields.
     Our goals for 2006 are very straight forward; we will continue to utilize our cash flow to drill wells which will grow our production, reserves and cash flow. We will continue to search for new prospects and acquisitions to fuel future growth.
Wells Drilled nGulf Coast215 nOther Mid-Continent193 nTerryville nElm Grove /Caspiana 130 78 2003200420052006 Budget
10 KCS Energy, Inc.

The 152 employees at KCS grew our net production by 33% and our reserves by 38% in 2005.

2005 Annual Report 11

Board of Directors

Left to right:		Committees of the Board

James W. Christmas	Gary A. Merriman	Lead Outside Director
Chairman and Chief Executive Officer	Retired President of	Robert G. Raynolds
Exploration and Production for
William N. Hahne	Conoco in the Americas	Executive
President,		James W. Christmas
Chief Operating Officer	Robert G. Raynolds, Ph.D.	Robert G. Raynolds
	Independent Consulting	Joel D. Siegel
G. Stanton Geary	Geologist
Proprietor,		Audit
Gemini Associates		Christopher A. Viggiano, Chairman
Venture Capital Consulting Firm		G. Stanton Geary
Robert G. Raynolds
Joel D. Siegel
President,		Compensation
Orloff, Lowenbach,		Joel D. Siegel, Chairman
Stifelman & Siegel, P.A.		Gary A. Merriman
Attorneys-at-Law		Christopher A. Viggiano

Christopher A. Viggiano		Nominating and Corporate Governance
President and Chairman,		G. Stanton Geary, Chairman
O’Bryan Glass Corporation		Gary A. Merriman
Speciality Glass Manufacturer		Joel D. Siegel
12 KCS Energy, Inc.

Corporate Directory

Corporate Officers	Principal Operating Officers	Corporate Office

James W. Christmas	David E. Chandler	KCS Energy, Inc.
Chairman and	Vice President,	5555 San Felipe
Chief Executive Officer	Operations Controller	Suite 1200
Houston, TX 77056
William N. Hahne	D.R. Deffenbaugh	(713) 877-8006
President and	Vice President,	FAX (713) 877-1372
Chief Operating Officer	Mid-Continent Land
Principal Operating Offices
Harry Lee Stout	Cliff S. Foss, Jr.
Senior Vice President,	Senior Vice President,	Gulf Coast Operations
Marketing and	Gulf Coast Division	5555 San Felipe
Risk Management		Suite 1200
	H. Weldon Holcombe	Houston, TX 77056
Joseph T. Leary	Vice President,	(713) 877-8006
Senior Vice President and	Mid-Continent	FAX (713) 622-7671
Chief Financial Officer	Engineering & Operations
Mid-Continent Operations
Frederick Dwyer	Charles W. Latch	7130 S. Lewis Avenue
Vice President,	Vice President,	Suite 700
Controller and Secretary	Gulf Coast	Tulsa, OK 74136
	Engineering & Operations	(918) 488-8283
Julie A. Bulow		FAX (918) 488-8182
Vice President,	Randall E. Lawrence
Human Resources	Vice President,	Website
Marketing
S. Wesley VanNatta		Visit our website at
Vice President,	D. Brad Magill	www.kcsenergy.com
Reserves & Acquisitions	Vice President,
Mid-Continent Exploration
Stockholder Information
Common Stock
The common stock of KCS Energy, Inc. is traded on the New York Stock Exchange under the symbol “KCS.”
Listed below are the high and low sales prices per share of common stock for the periods indicated.
Registrar and Transfer Agent
Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 (908) 272-8511

2005		Jan. - Mar.	Apr. - June	July - Sept.	Oct. - Dec.

Market Price	High	$19.00	$17.68	$28.45	$28.87
	Low	$13.10	$12.84	$17.37	$20.97

2004		Jan. - Mar.	Apr. - June	July - Sept.	Oct. - Dec.

Market Price	High	$11.50	$13.60	$14.99	$15.09
	Low	$8.68	$10.50	$11.26	$12.29
Design: Roessner & Co. Photos: Jim Caldwell

KCS Energy, Inc.
5555 San Felipe Suite 1200 Houston, TX 77056 (713) 877-8006 kcsenergy.com